Exhibit 5.1

Writer’s Direct Dial: +44 (0) 207 614-2237

E-Mail: ssperber@cgsh.com

May 9, 2012

GlaxoSmithKline Capital plc

980 Great West Road,

Brentford, Middlesex TW8 9GS

England

GlaxoSmithKline plc

980 Great West Road

Brentford, Middlesex TW8 9GS

England

Ladies and Gentlemen:

We have acted as special United States counsel to GlaxoSmithKline Capital plc, a public limited company incorporated in England and Wales (“GSK Capital”), and GlaxoSmithKline plc, a public limited company incorporated in England and Wales (“GSK plc”), in connection with the offering pursuant to a registration statement on Form F-3 (Nos. 333-172621 and 333-172621-01), as amended as of its most recent effective date (May 2, 2012), insofar as it relates to the Securities (as defined below) (as determined for purposes of Rule 430B(f)(2) under the Securities Act of 1933, as amended (the “Securities Act”)) (as so amended, but excluding the documents incorporated by reference therein, the “Registration Statement”) and the prospectus, dated March 4, 2011, as supplemented by the prospectus supplement thereto, dated May 2, 2012 (together, the “Prospectus”), of (i) guaranteed debt securities of GSK Capital consisting of U.S.$1,000,000,000 aggregate principal amount of 0.750% Notes due 2015 (the “2015 Notes”), U.S.$2,000,000,000 aggregate principal amount of 1.500% Notes due 2017 (the “2017 Notes”) and U.S.$2,000,000,000 aggregate principal amount of 2.850% Notes due 2022 (the “2022 Notes” and, together with the 2015 Notes and the 2017 Notes, the “Debt Securities”) and (ii) guarantees of GSK plc in respect of the Debt Securities (the “Guarantees” and, together with the Debt Securities, the “Securities”). The Securities were issued under an indenture (the “Indenture”) dated as of April 6, 2004 among GSK Capital, GSK plc and Law Debenture Trust Company of New York (as successor to Citibank, N.A., pursuant to an Instrument of Resignation, Appointment and Acceptance dated January 7, 2008 among GSK Capital, GSK plc, Law Debenture Trust Company of New York and Citibank, N.A.), as trustee (the “Trustee”).

GlaxoSmithKline Capital plc et al., p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	facsimile copies of the Securities in global form as executed by GSK Capital and GSK plc and authenticated by the Trustee; and

(d)	an executed copy of the Indenture, including the certificated form of Debt Securities.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Indenture has been duly executed and delivered by GSK Capital and GSK plc under the law of the State of New York.

2. (a) The Debt Securities in global form have been duly executed and delivered by GSK Capital under the law of the State of New York and are the valid, binding and enforceable obligations of GSK Capital and entitled to the benefits of the Indenture, and (b) the Guarantees have been duly executed and delivered by GSK plc under the law of the State of New York and are the valid, binding and enforceable obligations of GSK plc, entitled to the benefits of the Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of either GSK Capital or GSK plc, (a) we have assumed that each of GSK Capital, GSK plc and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to either GSK Capital or GSK plc regarding matters of the federal law of the United States of America or the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

GlaxoSmithKline Capital plc et al., p. 3

The waiver of defenses contained in Section 6.01 of the Indenture may be ineffective to the extent that any such defense involves a matter of public policy in New York (such as reflected in New York’s anti-champerty statute).

We express no opinion as to the enforceability of Section 11.15 of the Indenture relating to currency indemnity.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K of GSK Capital and GSK plc dated May 9, 2012 and to the reference to us under the heading “Validity of Notes” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sebastian R. Sperber
Sebastian R. Sperber, a Partner